Exhibit 10.2

PAPA JOHN’S INTERNATIONAL, INC.

Agreement For Service As Founder

August 9, 2007

Papa John’s International, Inc. (the “Company”) and John H. Schnatter (the “Founder”) (each a “Party” and collectively, the “Parties”) hereby agree to the following terms with respect to his service as Founder (this “Agreement”).  The terms of this Agreement shall take effect as of the date first written above and shall remain in effect until terminated pursuant to Section 4 hereof.

1.             Duties and Responsibilities.  The Founder shall serve as an advisor to the Company and his duties and responsibilities shall include, along with such other duties as may be agreed upon by the Company and the Founder, the following:

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Founder will, as may be mutually agreed from time to time by Founder and the Board of Directors of the Company (the “Board”) or Chief Executive Officer (“CEO”) and subject to Founder’s availability: (i) attend major corporate and franchise operations functions, including the Company’s Franchisee Operations Conferences, (ii) make between eight and sixteen visits per year to domestic and international franchise and corporate stores in geographic markets as coordinated with Company management; (iii) participate in monthly quality meetings with Company management and, as requested, other meetings with Company management; (iv) participate in meetings with investors, as may be requested from time to time by Company management; (v) participate in commercials and other high profile public relations events, so long as such participation is consistent with all other agreements between the Company and Founder; and (vi) attend other significant events, including memorial services, of Company personnel and others whom have substantial business relationships with the Company, as deemed appropriate by Founder.

2.             Stock Options.  The Company shall make, under such stock option plan(s) as the Company may deem appropriate, annual grants of stock options to Founder with a minimum aggregate value of $300,000, or such greater amount as may be determined by the Compensation Committee.  The specific terms of each such grant, including the grant date and exercise price of stock options, will be determined by the Compensation Committee in accordance with the terms of such stock option plan and will be set forth in stock option agreements to be executed by the Founder and the Company.  The value of the stock options shall be determined using the Black-Scholes method, the binomial options model or such other method reasonably acceptable to, and determined by, the Compensation Committee (provided that the timing of stock option grants and the methodology used to value such grants shall generally be substantially similar to that associated with stock options granted to the Company’s senior management or non-management directors during the same year).  For the avoidance of doubt, in the event that the stock options granted under this Section 2 have been granted under a Company plan that provides for such grants to, inter alia, consultants to, or advisors of, the Company, and any of this Agreement, that certain Agreement for Service as Chairman (the

“Chairman’s Agreement”) of even date herewith between Founder and the Company, or that certain License Agreement, dated as of even date herewith between Founder and the Company, is in effect, or Founder is otherwise serving as a consultant or advisor to the Company, for purposes of the applicable stock option plan and agreement related to such stock options granted hereunder, the Founder shall be deemed to be providing services as a “consultant” or “advisor” to the Company; in the event that the stock options granted under this Section 2 have been granted under a Company plan that provides for such grants only to non-employee directors, for purposes of the applicable stock option plan and agreement related to such stock options granted hereunder, the Founder shall be deemed a non-employee director for so long as he is serving in such capacity on the Company’s board of directors.

3.             Reimbursable Expenses.  The Founder shall be entitled to reimbursement of expenses incurred in connection with Company business pursuant to Company policy; provided, that reimbursement for air travel aboard private aircraft (including any aircraft owned by the Chairman), under this Agreement and the Chairman’s Agreement, shall not exceed $300,000 per year without the written consent of the Compensation Committee.  For expenses other than those associated with travel on private aircraft, the level of reimbursement shall include First Class domestic and international travel.

4.             Termination.  Either the Founder or the Company may, immediately and unilaterally, terminate this Agreement and release Founder from his duties and obligations under Section 1 by giving the other party thirty (30) days’ advance written notice of such termination, in the case of the Company, attention – Chief Executive Officer at 2002 Papa John’s Blvd, Louisville, KY 40299, and in the case of the Founder, attention - Lance Tucker, at 11411 Park Road, Louisville, KY 40223.  Effective immediately upon delivery of such notice, the Company shall have no further obligation to Founder under Section 2 hereof, except as grants of stock options may be required under the Exclusive License Agreement by and between Founder and the Company of even date herewith (the “License”).

5.             Prior Agreements.  This Agreement supersedes and replaces any and all prior employment agreements and severance agreements, whether written or oral, by and between the Company and the Founder, other than the Chairman’s Agreement and the License.

6.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without reference to principles of conflict of laws.

7.             Dispute Resolution and Binding Arbitration.  Founder and the Company agree that in the event a dispute arises concerning or relating to this Agreement, such dispute shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association then in effect.  The arbitration shall be conducted before a panel of three (3) arbitrators in Louisville, Kentucky (or such other place as the parties may agree).  Each party shall designate one (1) arbitrator to serve on the arbitration panel, and the two designed arbitrators shall then jointly select the remaining third arbitrator.  Founder and the Company agree that the arbitration procedure provided for in this section will be the exclusive avenue of redress for any disputes relating to or arising from this Agreement, and that the award of the panel shall be final and binding on both parties, and nonappealable.  The panel shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate.  The panel shall also have discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action under this provision.  Each of the parties hereto consents to the application of AAA Rules and waives any objection as to venue or jurisdiction.  Each of the parties further agrees that all dispute resolution proceedings, including, but not limited to, all discussions, proceedings, submissions, settlements or other dispositions relating to any such dispute, shall be considered confidential, shall be held in strict confidence by the parties, and shall not be disclosed to any third party without the prior written consent of the other party, except as required by applicable law.  Neither party shall issue any press releases or make any public statements relating to any pending or resolved dispute resolution proceedings without the prior written consent of the other party, except as required by applicable law.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.  Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Founder		Papa John’s International, Inc.

By:	/s/ John H. Schnatter	By:	/s/ Nigel Travis

Name:	John H. Schnatter	Name:	Nigel Travis

Title:	Founder	Title:	President & CEO

Date:	August 9, 2007	Date:	August 9, 2007